Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-1) and related Prospectus of Coupa Software Incorporated for the registration of shares of its common stock and to the incorporation by reference therein of our report dated April 3, 2017, with respect to the consolidated financial statements and schedule of Coupa Software Incorporated included in its Annual Report (Form 10-K) for the year ended January 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

April 10, 2017